Exhibit (a)(28)
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PUBLIC TENDER OFFER
SHARES OF
COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A.
THROUGH THIS
OF
TELEFÓNICA LARGA DISTANCIA S.A.
BY
INVERSIONES TELEFÓNICA INTERNACIONAL HOLDING LIMITADA
SUPPLEMENT TO THE NOTICE OF BEGINNING DATED SEPTEMBER 16, 2008 AND THE SUPPLEMENT TO THE NOTICE DATED OCTOBER 2, 2008 BOTH PUBLISHED IN THE DAILY NEWSPAPERS EL MERCURIO AND LA TERCERA
By means of the notice dated September 16, 2008 published in the daily newspapers El Mercurio de Santiago and La Tercera (the “Notice of Beginning”) and the supplement to the notice dated October 2, 2008 published in the mentioned daily newspapers, Inversiones Telefónica Internacional Holding Limitada (the “Bidder”) communicated the beginning of the public tender offer of shares issued by Compañia de Telecomunicaciones de Chile S.A. (“CTC”), equivalent to 100% of the shares issued by CTC that are not owned by the Bidder or its controller Telefónica Internacional Chile S.A., (“TICSA”) at a price of 1,000 pesos for each share of series “A”, 900 pesos for each share of series “B” and 4,000 pesos for each ADS that represents four CTC series “A” shares, under the terms and conditions of the Notice of Beginning and its supplements and the respective prospectus and its supplements (the “Prospectus”) (collectively hereinafter the “Offer”), as made available to stakeholder and others as provided by Law N° 18.045 regarding the Securities Exchange (the “Securities Exchange Law”) and the Superintendency of Securities and Insurance, (“SVS”).
By means of the present notice, the Bidder:
a)	announces an increase in the price offered for the shares issued by CTC to 1,100 pesos for each share of series “A”, 990 pesos for each share of series “B” and 4,400 pesos for each American Depositary Shares that represents four CTC series “A” shares;

b)	announces the extension of the Offer until 24:00 hours on October 30, 2008, and

c)	modifies the Notice of Beginning replacing the following terms:
1.	Replacing section 3a. “Amount of the Transaction” with the following:
“a. Amount of the Transaction. Amount of the transaction: In the event that 100% of the shares of the Company that are not held by the Bidder or its controller TICSA, are

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acquired, the total amount of the transaction shall correspond to 575,610,044,790 pesos, corresponding to 1,100 pesos for each series “A” share and 990 pesos for each series “B” share.”.
2.	Replacing section 3d. “Term of the Offer” with the following:
“d. Term of the Offer. This offer is extended from the 00:00 hours on September 17, 2008, until the 24:00 hours on October 30, 2008. (hereinafter the ”Term Period”).”.
3.	Replacing section 4a. “Share Price” with the following:
“a. Share Price. The price per share offered is increased to 1,100 pesos for each series “A” share and 990 pesos for each series “B” share. The price shall be paid in pesos, the national currency and shall not accrue interest nor readjustments. It is established that the American Offer is made for the price of 4,400 pesos for each ADS that represents four CTC series A shares and which results in the same price per series “A” share in pesos relevant to this Offer. In the case of the American Offer, the price shall be paid in dollars of the United States of America, in the United States of America, in accordance with the observed dollar value effective on the expiration date of the American Offer. For these purposes, it is understood that the observed dollar value is that determined by Central Bank of Chile as indicated in Chapter I(6) of the Compendium of International Exchange Regulations of the Central Bank of Chile.”.
4.	Replacing section 4b. “Price for Control” with the following:
“b. Price for Control. The offered price represents a price of 31.8% above the market price for each series “A” share and 18.8% above the market price for each series “B” share. Market price is understood as the price defined in the Securities Exchange Law as referenced for public tender offers. Such price is 834.4 pesos for each series “A” share and 833.4 pesos for each series “B” share. Said market price corresponds to the average of the stock market transactions made between June 23, 2008 and September 17, 2008. Notwithstanding the foregoing, and due to the actual participation of the controller of the bidder and its controller TICSA, there is no control price.”.
The Prospectus has been modified to the same effect.
INVERSIONES TELEFÓNICA INTERNACIONAL HOLDING LIMITADA